pepgen INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of PepGen Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy was effective as of July 1, 2022 (the “Effective Date”) and subsequently amended on April 28, 2023, June 20, 2024 and June 4, 2025. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: Effective as of July 1, 2024, $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $15,000

Audit Committee member: $7,500

Compensation Committee Chair: $10,000

Compensation Committee member: $5,000

Nominating and Corporate Governance Committee Chair: $8,000

Nominating and Corporate Governance Committee member: $4,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase a number of shares that is equal to two times (2x) the Annual Award (as defined below) in effect at the time of election will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest as follows: 1/3 on the first anniversary of such Outside Director’s election to the Board of Directors, and the remainder ratably in equal monthly installments over the remaining two years, provided, however, that all vesting shall cease if the individual ceases to serve as a director of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2022 Stock Option and Incentive Plan (the “2022 Plan”)) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, who has been appointed to the Board of Directors for at least four months, will receive an annual stock option award (the “Annual Award”) to purchase 16,000 shares (provided that any such Outside Director not serving for the prior 12 months will have such grant pro-rated to reflect months of service in the prior 12 months), which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the individual ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2022 Plan) of the Company’s common stock on the date of grant.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2022 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(d) of the 2022 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted June 30, 2022.
Amended April 28, 2023.

Further Amended June 20, 2024.

Further Amended June 4, 2025.